**EXHIBIT S**

**AEROGROW INTERNATIONAL INC.**
**CODE OF BUSINESS CONDUCT AND ETHICS**

**A. Scope.**

This Code of Business Conduct and Ethics applies to all AeroGrow International directors, officers and employees. Such directors, officers and employees are referred to herein collectively as the "Covered Parties." AeroGrow International is referred to herein as the "Company."

**B. Purpose.**

The Company is proud of the values with which it conducts business. It has and will continue to uphold the highest levels of business ethics and personal integrity in all types of transactions and interactions. To this end, this Code of Business Conduct and Ethics serves to (1) emphasize the Company's commitment to ethics and compliance with the law; (2) set forth basic standards of ethical and legal behavior; (3) provide reporting mechanisms for known or suspected ethical or legal violations; and (4) help prevent and detect wrongdoing.

> Given the variety and complexity of ethical questions that may arise in the Company's course of business, this Code of Business Conduct and Ethics serves only as a rough guide. Confronted with ethically ambiguous situations, the Covered Parties should remember the Company's commitment to the highest ethical standards and seek advice from supervisors, managers or other appropriate personnel to ensure that all actions they take on behalf of the Company honor this commitment.

**C. Ethical Standards.**

1. *Conflicts of Interest.*

Any Covered Party who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section E of this code.

All directors and executive officers of the Company shall disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Chairman of the Company's Audit Committee. No action may be taken with respect to such transaction or party unless and until such action has been approved by the Audit Committee.

2. *Corporate Opportunities.*

Covered Parties are prohibited from taking for themselves opportunities that are discovered through the use of corporate property, information or position without the consent of the Board of Directors of the Company. No Covered Party may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Covered Parties owe a duty to the Company to advance its legitimate interests whenever possible.

3. *Fair Dealing.*

Covered Parties shall behave honestly and ethically at all times and with all people. They shall act in good faith, with

due care, and shall engage only in fair and open competition, by treating ethically competitors, suppliers, customers, and colleagues. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

4. *Insider Trading.*

Covered Parties who have access to confidential information are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of the Company's business. All non-public information about the Company should be considered confidential information.

5. *Confidentiality.*

Covered Parties must maintain the confidentiality of confidential information entrusted to them, except when disclosure is authorized by an appropriate legal officer of the Company or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. It also includes information that suppliers and customers have entrusted to the Company. The obligation to preserve confidential information continues even after employment ends.

6. *Protection and Proper Use of Company Assets.*

All Covered Parties should endeavor to protect the Company's assets and ensure their efficient use. The obligation of Covered Parties to protect the Company's assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks, and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.

7. *Compliance with Laws, Rules and Regulations.*

Obeying the law, both in letter and in spirit, is the foundation on which the Company's ethical standards are built. In conducting the business of the Company, the Covered Parties shall comply with applicable governmental laws, rules and regulations at all levels of government and other private and pubic regulatory authorities that are applicable to the Company and its operations.

8. *Timely and Truthful Public Disclosure.*

In reports and documents filed with or submitted to the Securities and Exchange Commission and other regulators by the Company, and in other public communications made by the Company, the Covered Parties involved in the preparation of such reports and documents (including those who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are full, fair, accurate, timely and understandable. Where applicable, these Covered Parties shall provide thorough and accurate financial and accounting data for inclusion in such disclosures. They shall not knowingly conceal or falsify information, misrepresent material facts or omit material facts necessary to avoid misleading the Company's independent public auditors or investors.

9. *Significant Accounting Deficiencies.*

The CEO and senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal control over financial reporting which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal control over financial reporting.

**D. Waivers.**

Any waiver of this Code for executive officers or directors may be made only by the Company's Board of Directors or its Audit Committee and will be promptly disclosed as required by law or stock exchange regulation.

**E. Violations of Ethical Standards.**

1. *Reporting Known or Suspected Violations.*

The Company's directors, CEO and senior financial officer shall promptly report any known or suspected violations of this Code to the Chairman of the Company's Audit Committee. All other Covered Parties should talk to supervisors, managers or other appropriate personnel about known or suspected illegal or unethical behavior. No retaliatory action of any kind will be permitted against anyone making such a report in good faith, and the Company's Audit Committee will strictly enforce this prohibition.

2. *Accountability for Violations.*

If the Company's Audit Committee or its designee determines that this Code has been violated, either directly, by failure to report a violation, or by withholding information related to a violation, the offending Covered Party may be disciplined for non-compliance with penalties up to and including removal from office or dismissal. Such penalties may include written notices to the individual involved that a violation has been determined, censure by the Audit Committee, demotion or re-assignment of the individual involved and suspension with or without pay or benefits. Violations of this Code may also constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company. All Covered Parties are expected to cooperate in internal investigations of misconduct.

**F. Compliance Procedures.**

Covered Parties must all work together to ensure prompt and consistent action against violations of this Code. In some situations, however, it is difficult to know if a violation has occurred. In the event of a suspected violation, consider:

- Making sure you have all the facts; and
- Discussing the problem with your supervisor or the human resources manager